ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports First Quarter 2023 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 2:00 p.m. PT / 5:00 p.m. ET

SAN DIEGO, May 15, 2023 – Adamis Pharmaceuticals Corporation  (NASDAQ: ADMP), a commercial-stage biopharmaceutical company focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease, today announced financial results for the first quarter ended March 31, 2023, and provided an update on recent corporate developments.

Q1 2023 Corporate Highlights

Nasdaq Continued Listing

•	On February 23, 2023, Adamis announced that Nasdaq had granted its request to extend the period for the Company to regain compliance with the $1 minimum bid share price requirement, subject to the Company evidencing compliance with all applicable criteria for continued listing, by no later than a final extension date of June 26, 2023.

•	The Company’s continued listing is subject to the timely satisfaction of certain interim milestones and undertaking of certain corporate actions during the compliance period, including without limitation: (1) the Company executing the merger agreement with DMK Pharmaceuticals Corporation; (2) effecting a reverse stock split of its common stock; and (3) achieving the minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to the expiration of the compliance period.

•	On April 12, 2023, Adamis received another notice from Nasdaq indicating that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (MVLS) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market. Pursuant to Nasdaq listing rules, the Company will have until October 9, 2023, to regain compliance with the MVLS standard, which requires that the MVLS be at least $35 million for a minimum of 10 consecutive business days at any time before expiration of the compliance period. The notice had no current effect on the listing of the Company’s common stock.

•	The Company believes that by both effecting a reverse stock split and closing the merger transaction with DMK Pharmaceuticals, it can regain compliance with both Nasdaq requirements prior to the June 26th deadline.

Merger Agreement with DMK Pharmaceuticals

•	On February 24, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization with DMK Pharmaceuticals Corporation (the “Agreement”).

•	DMK is a private, clinical-stage biotechnology company at the forefront of endorphin-inspired drug design focused on developing novel treatments for opioid use disorder and other neuro-based diseases.

•	At a special meeting of stockholders of the Company held on May 15, 2023, the stockholders of the Company approved proposals relating to the proposed DMK merger transaction and the proposed reverse stock split. The Company expects to close the merger transaction as soon as all remaining closing conditions have been either met or waived by the parties.

Financing

•	On March 14, 2023, the Company announced that it had entered into a securities purchase agreement with a single, healthcare-focused institutional investor for the purchase and sale of 16,500,000 shares of its common stock and pre-funded warrants to purchase up to 7,500,000 shares of common stock, together with warrants to purchase up to 48,000,000 shares of common stock. The Company received gross proceeds of approximately $3.0 million, before deducting fees and other estimated offering expenses.

•	On May 2, 2023, the investor exercised the pre-funded warrants in full.

Q1 2023 Financial Highlights

•	Total net revenue for the first quarter of 2023 was approximately $1.5 million compared to approximately $1.2 million in the first quarter of 2022, an increase of approximately 26%. The increase in revenues was primarily due to increased sales of ZIMHI. No revenues relating to SYMJEPI were reported in the first quarter of 2023 or 2022, due to its manufacturing hold and voluntary recall that was announced in March 2022.

•	Operating expenses (selling, general and administrative expenses and research and development expenses) for the first quarter of 2023 were approximately $6.1 million compared to $7.6 million in the first quarter of 2022, a decrease of approximately 20%. The decrease was primarily due to lower development spending, offset by increases in legal, audit and advisory fees associated with both the proposed merger transaction with DMK and the March financing transaction.

•	Net loss for the combined (continued and discontinued) operations for the first quarter of 2023 was approximately $8.9 million compared to a net loss of $10.4 million in the first quarter of 2022, a decrease of approximately 14%.

•	Cash and cash equivalents as of March 31, 2023, were approximately $3.1 million.

Conference Call Information

Management will host a live webcast/conference call today, May 15, 2023, at 2:00 p.m. PT / 5:00 p.m. ET, during which Company executives will review financial information for the first quarter of 2023 and provide a corporate update, which may include an update concerning the results of the Company’s special meeting of stockholders held on May 15, 2023, as well as concerning the proposals acted upon at the meeting.

U.S. Dial-in (Toll Free): 1-877-423-9813

Toll/International Dial-in: 1-201-689-8573

A live audio webcast of the conference call will also be available via this link. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including opioid overdose, allergy, respiratory and inflammatory disease. The Company’s products approved by the FDA include ZIMHI® (naloxone) Injection for the treatment of opioid overdose and SYMJEPI® (epinephrine) Injection for use in the emergency treatment of acute allergic reactions, including anaphylaxis. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to statements concerning the following matters: (i) the proposed merger transaction with DMK and the timing of the anticipated closing of the proposed merger; (ii) risks that one or more conditions to closing of the merger may not be satisfied within the expected timeframe or at all or that the closing of the proposed merger will not occur; (iii) the outcome of any current legal proceedings or future legal proceedings, including proceedings related to the Agreement or the proposed merger; (iv) whether the combined business of DMK and Adamis will be successful; (v) whether any DMK product candidates will be successfully developed or commercialized; (vi) the Company’s ability to regain compliance with Nasdaq listing standards so that the Company’s Common Stock continues to be listed on the Nasdaq Capital Market; (vii) the Company’s ability to raise capital to continue as a going concern; and (viii) those risks detailed in Adamis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission (“SEC”), as well as other documents that may be filed by Adamis from time to time with the SEC. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Adamis cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to: our ability to raise capital; our ability to complete the proposed merger transaction with DMK; our ability to maintain continued listing of the Common Stock on the Nasdaq Capital Market; risks associated with development of DMK’s drug product candidates; our cash flow, cash burn, expenses, obligations and liabilities; the outcomes of any litigation, regulatory proceedings, inquiries or investigations that we are or may become subject to; and other important factors discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”). If we do not obtain required additional equity or debt funding in the near term, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations or satisfy out liabilities, we could be required to seek bankruptcy protection or other alternatives to attempt to resolve our obligations and liabilities that could result in our stockholders losing most or all of their investment in us. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s website at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	March 31, 2023	December 31, 2022
Cash and Cash Equivalents	$3,099,843	$1,081,364
Total Current Assets	7,547,030	9,272,150
Total Assets	9,076,095	10,930,840
Total Liabilities	18,600,473	11,581,605
Accumulated Deficit	(313,506,993)	(304,564,086)
Total Stockholders’ Equity	(9,681,681)	(808,068)

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue, net	$1,453,000	$1,154,514
Cost of Goods Sold	1,788,066	1,463,582
Selling, General and Administrative Expenses	4,782,086	3,382,696
Research and Development	1,310,529	4,221,525
Loss from Operations	(6,427,681)	(7,913,289)
Total Other Income (Expense), net	(2,586,927)	(2,276,465)
Net Loss from Continuing Operations, before taxes	(9,014,608)	(10,189,754)
Net Income (Loss) from Discontinued Operations, before taxes	71,701	(164,861)
Net Loss Applicable to Common Stock	$(8,942,907)	$(10,354,615)
Basic & Diluted Loss Per Share	$(0.06)	$(0.07)
Basic & Diluted Weighted Average Shares Outstanding	152,916,598	149,617,429